As filed with the Securities and Exchange Commission on August 30, 2013

Registration No. 811-09347

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT

UNDER

THE INVESTMENT COMPANY ACT OF 1940

Amendment No. 54

COLUMBIA FUNDS MASTER INVESTMENT TRUST, LLC

50606 Ameriprise Financial Center

Minneapolis, MN 55474

Registrant’s Telephone Number, including Area Code: (800) 345-6611

Christopher O. Petersen, Esq.

5228 Ameriprise Financial Center

Minneapolis, MN 55474

(612) 671-4321

EXPLANATORY NOTE

This Registration Statement has been filed by Columbia Funds Master Investment Trust, LLC (the Registrant or Trust) pursuant to Section 8(b) of the Investment Company Act of 1940, as amended. Beneficial interests in the Registrant are not registered under the Securities Act of 1933, as amended (the 1933 Act), since such interests will be issued solely in private placement transactions which do not involve any “public offering” within the meaning of Section 4(2) of the 1933 Act. Investments in the Registrant may only be made by the investment companies or certain other entities which are “accredited investors” within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or solicitation of an offer to buy, any beneficial interests in the Registrant.

Parts A, B and C to the Registration Statement, each dated July 1, 2013, were previously filed in connection with Amendment No. 53 to the Registration Statement, and are incorporated by reference into this Registration Statement. In addition, the most recent annual report for Columbia International Value Master Portfolio (the Master Portfolio), the fund series of the Registrant, which includes the Master Portfolio’s audited financial statements dated February 28, 2013, is incorporated by reference into this Registration Statement.

Effective on August 30, 2013 (the Effective Date), the portfolio management team will change; therefore, this Amendment No. 54 to the Registration Statement is being filed to make the following changes to Parts A, B and C of the Registration Statement, to be effective on the Effective Date:

Part A:

Effective on the Effective Date, the prospectus of the Master Portfolio is amended as described below:

1. Investment Manager and Portfolio Managers

•

The section of the Master Portfolio’s prospectus entitled Portfolio Management, Transaction Policies and Tax Information – Investment Manager and Portfolio Managers is deleted in its entirety and replaced with the following:

Investment Manager	Portfolio Managers

Columbia Management Investment Advisers, LLC (the Investment Manager)	Fred Copper, CFA Co-manager. Service with the Master Portfolio since June 2013.

Daisuke Nomoto, CMA (SAAJ) Co-manager. Service with the Master Portfolio since August 2013.

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•	The section of the Master Portfolio’s prospectus entitled Management of the Master Portfolio – Portfolio Managers is deleted in its entirety and replaced with the following:

Portfolio Managers

Information about the Investment Manager’s portfolio managers who are primarily responsible for overseeing the Master Portfolio’s investments is shown below. The Part B provides more information about each portfolio manager’s compensation, other accounts managed by each portfolio manager and each portfolio manager’s ownership of securities in the Master Portfolio.

Fred Copper, CFA

Co-manager. Service with the Master Portfolio since June 2013.

Senior Portfolio Manager of the Investment Manager.

Mr. Copper joined the Investment Manager in May 2010 when it acquired the long-term asset management business of Columbia Management Group, where he worked as an investment professional since 2005. Mr. Copper began his investment career in 1990 and earned a B.S. from Boston College and an M.B.A. from the University of Chicago.

Daisuke Nomoto, CMA (SAAJ)

Co-manager. Service with the Master Portfolio since August 2013.

Mr. Nomoto joined the Investment Manager in May 2010 when it acquired the long-term asset management business of Columbia Management Group, where he worked as an investment professional since 2005. Mr. Nomoto began his investment career in 1993 and earned a B.A. from Shiga University, Japan.

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Part B:

Effective on the Effective Date, Part B of the Registration Statement of the Master Portfolio is supplemented as described below:

2. Investment Management and Other Services. The Section of Part B entitled Investment Management and Other Services – The Investment Manager and Investment Management Services is amended as follows:

The sections of the Master Portfolio’s Part B entitled Portfolio Manager(s), Portfolio Manager(s) Information, Structure of Compensation and Performance Benchmarks are deleted in their entirety and replaced with the following:

Portfolio Manager(s)

The following provides additional information about the portfolio manager(s) of the Investment Manager who are responsible for making the day-to-day investment decisions for Master Portfolio as of the Effective Date. As described in the Management of the Master Portfolio – Primary Service Providers section of the Master Portfolio’s prospectus, the portfolio managers of the Investment Manager who are responsible for the Master Portfolio are Fred Copper and Daisuke Nomoto.

Portfolio Manager(s) Information

The following table provides information about the Master Portfolio’s portfolio manager(s) as of February 28, 2013, including the number and amount of assets of other investment accounts (or portions of investment accounts) that the portfolio manager(s) managed.

	Portfolio Manager	Number and Type of Account*	Approximate Total Net Assets		Performance Based Accounts	Dollar Range of Equity Securities in the Master Portfolio Beneficially Owned	Structure of Compensation (described in next sub-section)
International Value Master Portfolio	Fred Copper, CFA	7 RICs 1 PIVs 7 other accounts	$ $ $	2.11 billion 248.22 million 3.07 billion	None	None	(1)
	Daisuke Nomoto, CMA (SAAJ)(a)	3 RICs 3 other accounts	$ $	544.69 million 0.41 million	None	None	(1)

*	RIC refers to a Registered Investment Company; PIV refers to a Pooled Investment Vehicle.

(a)	Reporting information is provided as of March 31, 2013.

Structure of Compensation

(1) As of the Master Portfolio’s most recent fiscal year end, each portfolio manager received all of his/her compensation in the form of salary, bonus, stock options, restricted stock, and notional investments through an incentive plan, the value of which is measured by reference to the performance of the Columbia Funds in which the account is invested. A portfolio manager’s bonus is variable and generally is based on (1) an evaluation of the portfolio manager’s investment performance and (2) the results of a peer and/or management review of the portfolio manager, which takes into account skills and attributes such as team participation, investment process, communication and professionalism. In evaluating investment performance, the Investment Manager generally considers the one, three and five year performance of mutual funds and other accounts managed by the portfolio manager relative to the benchmarks and peer groups noted below, emphasizing the portfolio manager’s three and five year performance. The Investment Manager also may consider a portfolio manager’s performance in managing client assets in sectors and industries assigned to the portfolio manager as part of his/her investment team responsibilities, where applicable. For portfolio managers who also have group management responsibilities, another factor in their evaluation is an assessment of the group’s overall investment performance.

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The size of the overall bonus pool each year depends on, among other factors, the levels of compensation generally in the investment management industry (based on market compensation data) and the investment manager’s profitability for the year, which is largely determined by assets under management.

Performance Benchmarks

Portfolio Manager	Fund(s)	Primary Benchmark(s)	Peer Group
Fred Copper, CFA	International Value Master Portfolio	MSCI EAFE Index (Net)	Lipper International Multi-Cap Value Funds Classification

Daisuke Nomoto, CMA (SAAJ)	International Value Master Portfolio	MSCI EAFE Index (Net)	Lipper International Multi-Cap Value Funds Classification

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COLUMBIA FUNDS MASTER INVESTMENT TRUST, LLC

50606 Ameriprise Financial Center

Minneapolis, MN 55474

1-800-321-7854

FORM N-1A

PART C

OTHER INFORMATION

ITEM 28.	Exhibits

All references to the “Registration Statement” in the following list of Exhibits refer to the Registrant’s Registration Statement on Form N-1A (File No. 811-09347), unless otherwise noted.

Exhibit Letter	Description
(a)	Articles of Incorporation:

(a)(1)	Amended and Restated Limited Liability Company Agreement dated March 2, 2011, incorporated by reference to Amendment No. 47, filed June 28, 2011.

(b)	Bylaws:

(b)(1)	Amended and Restated Bylaws dated March 2, 2011, incorporated by reference to Amendment No. 47, filed June 28, 2011.

(c)	Instruments Defining Rights of Securities Holders: Not Applicable.

(d)	Investment Advisory Contracts:

(d)(1)(A)	Investment Management Services Agreement between Columbia Funds Master Investment Trust, LLC (“Registrant”) and Columbia Management Investment Advisers, LLC (“CMIA”), is incorporated by reference to Amendment No. 48, filed June 28, 2012.

(d)(1)(B)	Amendment No. 1 to Investment Management Services Agreement between CMIA and the Registrant, dated February 28, 2011, is incorporated by reference to Post-Effective Amendment No. 93 to the registration statement of Columbia Funds Series Trust, File No. 333-89661, filed on May 27, 2011.

Exhibit Letter	Description

(e)	Not Applicable pursuant to General Instruction (B)(2)(b).

(f)	Bonus or Profit Sharing Contracts:

(f)(1)	Deferred Compensation Plan last approved by the Board of Trustees of the Registrant on December 10, 2009, incorporated by reference to Amendment No. 42, filed January 13, 2010.

(g)	Custodian Agreement:

(g)(1)	Second Amended and Restated Master Global Custody Agreement between each of the funds listed on Schedule A thereto and JPMorgan Chase Bank, N.A. (“JPMorgan”), is incorporated by reference to Post-Effective Amendment No. 93 to the registration statement of Columbia Funds Series Trust, File No. 333-89661, filed on May 27, 2011.

Exhibit Letter	Description
(h)	Other Material Contracts:

(h)(1)	Administrative Services Agreement between the Registrant and CMIA, dated May 1, 2010, is incorporated by reference to Post Effective Amendment No. 82 to the registration statement of Columbia Funds Series Trust, File No. 333-89661, filed on May 28, 2010.

(h)(1)(i)	Amendment No. 1 to Administrative Services Agreement between CMIA and the Registrant, dated February 28, 2011, is incorporated by reference to Post-Effective Amendment No. 94 to the registration statement of Columbia Funds Series Trust, File No. 333-89661, filed on June 28, 2011.

(h)(2)	Form of Placement Agency Agreement between the Registrant and Columbia Management Investment Distributors, Inc. (“CMID”), is incorporated by reference to Amendment No. 43, filed May 4, 2010.

(h)(3)	Cross Indemnification Agreement between Columbia Funds Series Trust (“Funds Trust”) and the Registrant dated September 26, 2005, incorporated by reference to Amendment No. 34, filed July 31, 2006.

(h)(4)	Amended and Restated Fee Waiver and Expense Cap Agreement between CMIA, CMID, CMIS and the Registrant, dated May 2, 2011, is incorporated by reference to Post-Effective Amendment No. 94 to the registration statement of Columbia Funds Series Trust, File No. 333-89661, filed on June 28, 2011.

(h)(5)	Form of Indemnification Agreement by and between each member of the Board of Trustees and the Registrant, incorporated by reference to Amendment No. 42, filed January 13, 2010.

(h)(6)	Amended and Restated Transfer and Dividend Disbursing Agent Agreement among Columbia Management Investment Services Corp., the Registrant and Columbia Funds Series Trust, dated April 27, 2011, is incorporated by reference to Post-Effective Amendment No. 98 to the registration statement of Columbia Funds Series Trust, File No. 333-89661, filed July 29, 2011.

(i)	Not Applicable pursuant to General Instruction (B)(2)(b).

(j)	Not Applicable pursuant to General Instruction (B)(2)(b).

(k)	Not Applicable pursuant to General Instruction (B)(2)(b).

(l)	Initial Capital Agreements: Not Applicable.

(m)	Rule 12b-1 Plan: Not Applicable.

(n)	Financial Data Schedule: Not Applicable.

(o)	Rule 18f-3 Plan: Not Applicable.

Exhibit Letter	Description
(p)	Codes of Ethics

(p)(1)	Columbia Funds Family Code of Ethics, is incorporated by reference to Post-Effective Amendment No. 121 to the registration statement of Columbia Funds Series Trust, File No. 333-89661, filed on July 29, 2013.

ITEM 29.	Persons Controlled by or Under Common Control with the Fund

No person is controlled by or under common control with the Registrant.

ITEM 30.	Indemnification

Article V, Section 5.3 of the Registrant’s Amended and Restated Limited Liability Company Agreement provides that the Registrant shall indemnify each of its trustees, officers and employees against liabilities and expenses reasonably incurred by him or her in connection with the defense or disposition of any action, suit or other proceeding in which he or she may be involved or with which he or she may be threatened by reason of his or her being or having been such a trustee, officer or employee, except with respect to any matter as to which he or she shall have been adjudicated to have acted in bad faith, willful misfeasance, gross negligence or reckless disregard of his or her duties, all as more fully set forth in the Amended and Restated Limited Liability Company Agreement filed as an exhibit to this registration statement. This indemnification provision is not exclusive.

Section 17(h) of the Investment Company Act of 1940, as amended (“1940 Act”), provides that any instrument pursuant to which Registrant is organized or administered shall contain any provision which protects or purports to protect any trustee or officer of the Registrant against any liability to the Registrant or its shareholders to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office. In accordance with Section 17(h) of the 1940 Act, the indemnification provisions described in the preceding paragraph (the “Indemnification Provisions”) shall not protect any person against any liability to the Registrant or its shareholders to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office.

Insofar as indemnification for liability arising under the Securities Act of 1933, as amended (the “1933 Act”), may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the Indemnification Provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

The Registrant has entered into an Indemnification Agreement with each trustee who is not an interested person of Columbia Management Investment Advisers, LLC, pursuant to which the Registrant shall indemnify the trustees under specified circumstances, all as more fully set forth in the form of Indemnification Agreement filed as an exhibit to this registration statement.

The Registrant may purchase liability insurance for itself and its trustees and officers to the fullest extent permitted by applicable law. The Registrant’s investment adviser, Columbia Management Investment Advisers, LLC, maintains investment advisory professional liability insurance to insure it against loss arising out of any effort, omission, or breach of any duty owed to the Registrant or any series of the Registrant by Columbia Management Investment Advisers, LLC.

The Registrant’s contracts with service providers, including the transfer agency agreement and distribution agreement, may also include indemnification provisions for the benefit of the Registrant and its trustees or for the benefit of the service provider and its affiliates.

The Registrant has entered into a Cross Indemnification Agreement, dated September 26, 2005, with Columbia Funds Series Trust pursuant to which each party indemnifies the other party for certain losses, under specified circumstances, all as more fully set forth in the Cross Indemnification Agreement filed as an exhibit to this registration statement.

ITEM 31.	Business and Other Connections of the Investment Adviser

To the knowledge of the Registrant, none of the directors or officers of Columbia Management Investment Advisers, LLC (the Investment Manager), the Registrant’s investment adviser, or Brandes Investment Partners, L.P. (Brandes), the former investment subadviser to certain portfolios, except as set forth below, are or have been, at any time during the Registrant’s past two fiscal years, engaged in any other business, profession, vocation or employment of a substantial nature.

(a) The Investment Manager, a wholly-owned subsidiary of Ameriprise Financial, Inc. performs investment advisory services for the Registrant and certain other clients. Information regarding the business of the Investment Manager and certain of its officers is set forth in the Prospectuses and Statements of Additional Information of the Registrant’s portfolios and is incorporated herein by reference. Information about the business of the Investment Manager and the directors and principal executive officers of the Investment Manager is also included in the Form ADV filed by the Investment Manager (formerly, RiverSource Investments, LLC) with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-25943), which is incorporated herein by reference. In addition to their position with the Investment Manager, certain directors and officers of the Investment Manager also hold various positions with, and engage in business for, Ameriprise Financial, Inc. or its other subsidiaries. Prior to May 1, 2010, when Ameriprise Financial, Inc. acquired the long-term asset management business of Columbia Management Group, LLC from Bank of America, N.A., certain current directors and officers of the Investment Manager held various positions with, and engaged in business for, Columbia Management Group, LLC or other direct or indirect subsidiaries of Bank of America Corporation.

ITEM 32.	Principal Underwriters

(a) Columbia Management Investment Distributors, Inc. acts as placement agent for the Registrant. Columbia Management Investment Distributors, Inc. also acts as principal underwriter for the following investment companies: Columbia Acorn Trust; Columbia Funds Series Trust; Columbia Funds Series Trust I; Columbia Funds Series Trust II; Columbia Funds Variable Series Trust II; Columbia Funds Variable Insurance Trust; Columbia Funds Variable Insurance Trust I; and Wanger Advisors Trust.

(b) As to each director, principal officer or partner of Columbia Management Investment Distributors, Inc.

Name and Principal Business Address*	Position and Offices with Principal Underwriter	Positions and Offices with Registrant

William F. “Ted” Truscott	Director (Chairman); Chief Executive Officer	Trustee and Senior Vice President

Amy Unckless	Director; President and Chief Administrative Officer	None

Jeffrey F. Peters	Director; Senior Vice President	None

Christopher Thompson	Director; Senior Vice President and Head of Intermediary Distribution, Marketing and Product	None

Dave K. Stewart	Chief Financial Officer	None

Scott R. Plummer	Senior Vice President, Chief Counsel and Assistant Secretary	Senior Vice President, Chief Legal Officer and Assistant Secretary

Stephen O. Buff	Vice President, Chief Compliance Officer	None

Hector DeMarchena	Vice President – Institutional Asset Management Product Administration and Assistant Treasurer	None

Mark Dence	Vice President – National Sales Manager IO	None

Joe Feloney	Vice President – National Sales Manager – US Trust/Private Wealth Management	None

Leslie Moon	Vice President – Mutual Fund Technology	None

Brian Walsh	Vice President, Strategic Relations	None

Frank Kimball	Vice President, Asset Management Distribution Operations and Governance	None

Thomas R. Moore	Secretary	None

Michael E. DeFao	Vice President and Assistant Secretary	Vice President and Assistant Secretary

Paul Goucher	Vice President and Assistant Secretary	Vice President and Assistant Secretary

Tara Tilbury	Vice President and Assistant Secretary	Assistant Secretary

Nancy W. LeDonne	Vice President and Assistant Secretary	None

Ryan C. Larrenaga	Vice President and Assistant Secretary	Assistant Secretary

Joseph L. D’Alessandro	Vice President and Assistant Secretary	Assistant Secretary

Christopher O. Petersen	Vice President and Assistant Secretary	Vice President and Secretary

Eric T. Brandt	Vice President and Assistant Secretary	None

James L. Hamalainen	Treasurer	None

Ken Murphy	Anti-Money Laundering Officer	None

Kevin Wasp	Ombudsman	None

Lee Faria	Conflicts Officer	None

*	c/o Columbia Management Investment Distributors, Inc. 225 Franklin Street, Boston, MA 02110

(c) Not applicable.

ITEM 33.	Location of Accounts and Records

Person maintaining physical possession of accounts, books and other documents required to be maintained by Section 31(a) of the Investment Company Act of 1940 and the Rules thereunder include:

•	Registrant, 901 Marquette Avenue South, Suite 2810, Minneapolis, MN 55402;

•	Registrant’s investment adviser and administrator, Columbia Management Investment Advisers, LLC, 225 Franklin Street, Boston, MA 02110;

•	Registrant’s former subadviser, Brandes Investment Partners, L.P. , 11988 El Camino Real, San Diego, CA 92130;

•	Registrant’s principal underwriter, Columbia Management Investment Distributors, Inc., 225 Franklin Street, Boston, MA 02110;

•	Registrant’s transfer agent, Columbia Management Investment Services, Inc., 225 Franklin Street, Boston, MA 02110;

•	Registrant’s former custodian, State Street Bank and Trust Company, State Street Financial Center, One Lincoln Street, Boston, MA 02111; and

•	Registrant’s custodian, JPMorgan Chase Bank, N.A., 1 Chase Manhattan Plaza 19th Floor, New York, NY 10005.

In addition, Iron Mountain Records Management is an off-site storage facility housing historical records that are no longer required to be maintained on-site. Records stored at this facility include various trading and accounting records, as well as other miscellaneous records. The address for Iron Mountain Records Management is 920 & 950 Apollo Road, Eagan, MN 55121.

ITEM 34.	Management Services

Not Applicable.

ITEM 35.	Undertakings

Not Applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on the 30th day of August, 2013.

COLUMBIA FUNDS MASTER INVESTMENT TRUST, LLC

By:	/s/ RYAN C. LARRENAGA
Name:	Ryan C. Larrenaga
Title:	Assistant Secretary